Exhibit 10.5

KINDER MORGAN CANADA LIMITED
RESTRICTED SHARE UNIT PLAN
FOR NON-EMPLOYEE DIRECTORS

1.                                      Purpose of the Plan.  The Kinder Morgan Canada Limited Restricted Share Unit Plan for Non-Employee Directors (the “Plan”) is intended to promote the interests of Kinder Morgan Canada Limited (the “Company”) and its shareholders by aligning the compensation of the non-employee members of the board of directors of the Company (the “Board”) with shareholders’ interests.

2.                                      Administration.  The Plan shall be administered by the Board.  Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind such rules and regulations as it deems necessary for the proper administration of the Plan, and to make all other determinations necessary or advisable for its administration.  The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry it into effect.  The interpretation by the Board of the Plan shall be conclusive upon all participants.

3.                                      Eligible Participants.  Only directors of the Company who are not salaried employees of the Company or of an affiliate of the Company (each, a “Non-Employee Director”) are eligible to participate in the Plan.  Notwithstanding the foregoing, no director of the Company nominated by a Permitted Holder (as defined in Section 9) will be eligible to participate in the Plan.

4.                                      Shares Subject to the Plan.  Subject to adjustment as provided for in Section 7, the maximum number of restricted voting shares of the Company (“Restricted Voting Shares”), which may be issued or issuable under the Plan shall be 500,000, provided that the number of Restricted Voting Shares issued or issuable under all securities based compensation arrangements as defined under the rules of the Toronto Stock Exchange (“Share Compensation Arrangements”) shall not exceed 5,000,000.  Notwithstanding any other provision of this Plan or any Share Compensation Agreement, no Restricted Voting Shares shall be issued from treasury under this Plan if, together with any other Share Compensation Arrangement established or maintained by the Company, such grant of Restricted Voting Shares could result, at any time, in the aggregate number of Restricted Voting Shares (i) issued to insiders (as defined in the rules of the Toronto Stock Exchange relating to Share Compensation Arrangements), within any one-year period and (ii) issuable to insiders, at any time, exceeding the lesser of 5,000,000 or 10% of the aggregate number of issued and outstanding Restricted Voting Shares.  Any Restricted Voting Shares required to be delivered under this Plan may, at the discretion of the Board, be issued from the treasury of the Company or acquired on behalf of the Non-Employee Director through the facilities of the Toronto Stock Exchange.  Any Restricted Voting Shares acquired through the facilities of the Toronto Stock Exchange shall not, for purposes of this Section 4, be considered to have been issued under the Plan.

5.                                      Awards.  The compensation to be paid to Non-Employee Directors is fixed by the Board, generally annually.  That compensation is expected to include an annual retainer payable in cash.  It also may include other cash compensation (“Cash Compensation”) that may be used as provided in this Plan.  In lieu of receiving such Cash Compensation in cash, a Non-Employee Director may elect to receive any portion or all of such Cash Compensation in the form of Restricted Voting Share Units as provided herein.  Such election shall be evidenced by an agreement (the “Share Compensation Agreement”) between the Company and such Non-Employee Director, which agreement shall contain the terms and conditions of such award.  Such election shall be made generally at or around the first Board meeting in January of each calendar year and will be effective for the entire calendar year.  A Non-Employee Director may make a new election each calendar year.

The Restricted Voting Share Units to be issued to a Non-Employee Director electing to receive any portion of his or her Cash Compensation in the form of Restricted Voting Share Units may be issued subject to certain Forfeiture Restrictions (as defined below), the terms of which shall be set forth in the Share Compensation Agreement, provided that such Forfeiture Restrictions shall lapse no later than the end of the calendar year to which the Cash Compensation underlying the Restricted Voting Share Units relates.  No Restricted Voting Shares shall be required to be issued or delivered to the Non-Employee Director until the applicable Forfeiture Restrictions attached to the Restricted Voting Share Units have lapsed.

6.                                      Number of Restricted Voting Shares to be Issued in Settlement of Restricted Voting Share Units.  The number of Restricted Voting Share Units to be issued to a Non-Employee Director electing to receive any portion or all of his or her Cash Compensation in the form of Restricted Voting Share Units shall equal the Cash Compensation elected to be paid in the form of Restricted Voting Share Units, divided by the closing price of the Restricted Voting Shares on the Toronto Stock Exchange on the day the Cash Compensation is awarded (such price, the “Fair Market Value”), rounded up to the nearest ten Restricted Voting Share Units, unless the Non-Employee Director elects to receive 100% of his or her Cash Compensation in the form of Restricted Voting Share Units, in which case the number of Restricted Voting Share Units shall be rounded down to the nearest Restricted Voting Share Unit..  The Restricted Voting Share Units shall be issuable as specified in the Share Compensation Agreement.  A Non-Employee Director electing to receive any portion or all of his or her Cash Compensation in the form of Restricted Voting Share Units shall receive cash (the “Cash Payment”) equal to (i) the total Cash Compensation awarded to such Non-Employee Director, minus (ii) the number of Restricted Voting Share Units to be issued to such Non-Employee Director pursuant to his or her election multiplied by the Fair Market Value of a Restricted Voting Share.  For illustrative purposes only, if a Non-Employee Director elected to receive an award of Cash Compensation of $175,000 in the form of 50% Restricted Voting Share Units and 50% cash, and the Fair Market Value of a Restricted Voting Share was $20.00, the Non-Employee Director would receive 4,380 Restricted Voting Share Units ($87,500 ÷ $20.00 = 4,375 Restricted Voting Share Units, rounded up to the nearest ten Restricted Voting Share Units).  The Cash Payment would equal $87,500 ($175,000 — (4,375 x $20.00)).  For greater certainty, no Restricted Voting Shares shall be issued at a discount to Fair Market Value, as the aggregate value of the Restricted Share Units and the Cash Payments shall not exceed the Cash Compensation in any Plan year.  The Cash Payment shall be payable to the Non-Employee Director in four equal installments on the March 31, June 30, September 30 and December 31 of the calendar year in which such Cash Compensation is awarded; provided that such installments may, at the discretion of the Company, be adjusted to include any cash dividends paid by the Company on the Restricted Voting Shares during any period in which such Restricted Voting Share Units are subject to

Forfeiture Restrictions (unless previously paid to the Non-Employee Director at or about the time the applicable cash dividends were paid by the Company).  Upon the lapsing of the applicable Forfeiture Restrictions, the Company shall deliver to the Non-Employee Director a number of Restricted Voting Shares equal to the number of Restricted Voting Share Units for which the Forfeiture Restrictions have lapsed, subject to the withholding provisions set forth in Section 10 of this Plan.

7.                                      Adjustment.  In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, share dividend, share split or other change in the structure of the Company affecting the Restricted Voting Shares, such adjustment shall be made in the number of Restricted Voting Share Units outstanding and/or Restricted Voting Shares available under the Plan, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights, provided that any such adjustment shall be subject to the approval of the Toronto Stock Exchange.

8.                                      Restrictions on Resale.  The Board may, in its sole discretion, impose restrictions on disposition by a Non-Employee Director and an obligation of the Non-Employee Director to forfeit and surrender the Restricted Voting Share Units to the Company under certain circumstances (“Forfeiture Restrictions”).  Such restrictions shall be set forth in the Share Compensation Agreement.

9.                                      Change in Control.  Upon the occurrence of a Change in Control (as defined below), the Board may take any action with respect to Restricted Voting Share Units issued but still subject to Forfeiture Restrictions that it deems appropriate, including but not limited to causing such Forfeiture Restrictions to lapse.  As used herein, the term “Change in Control” shall mean the occurrence of any of the following events:

(a)                                 the acquisition by any Person (other than a Permitted Holder) or group acting jointly or in concert, in a single transaction or a series of related transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership  of more than 50% of the total voting power of the Company (or the surviving or resulting entity thereof) after giving effect to such transaction;

(b)                                 a sale, merger or similar transaction or related series of transactions involving the Company, as a result of which the Permitted Holders do not collectively hold (either directly or indirectly) more than 50% of the voting power of the Company (or the surviving or resulting entity thereof) after giving effect to such transaction or related series of transactions; provided, however, that such sale, merger or similar transaction shall not constitute a Change in Control in the event that, following such sale, merger or similar transaction (a) the Permitted Holders continue to collectively own at least 35% of the voting power of the Company (or the surviving or resulting entity thereof), (b) no other Person or group acting jointly or in concert owns more than 35% of the voting power of the Company (or the surviving or resulting entity thereof), and (c) Steven Kean is a senior executive officer of the Company (or the surviving or resulting entity thereof);

(c)                                  the sale or transfer of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, in any case, other than to an entity of which more than 50% of the voting power is held (either directly or indirectly) by the Permitted Holders or by Persons who held (either directly or indirectly) more than 50% of the voting power of the Company immediately prior to such transaction (or in each case their Affiliates);

(d)                                 during any period of two consecutive years following the closing of the IPO, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason other than normal retirement, death or disability to constitute at least a majority of the Board then in office; or

(e)                                  the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

For purposes of this Section, the following definitions shall apply:

“IPO” means the initial underwritten public offering of Restricted Voting Shares for cash pursuant to a prospectus offering filed by the Company.

“Permitted Holder” means, at any time, Kinder Morgan, Inc., or any entity that is directly or indirectly controlled by Kinder Morgan, Inc., where the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or contract.

“Person” means a natural person or an entity.

10.                               Tax Withholding. To the extent required by applicable federal, provincial, state and local law, a Non-Employee Director shall make arrangements satisfactory to the Company for the payment of any withholding tax obligations that arise in connection with the Plan.  The Company shall not be required to issue any Restricted Voting Shares under the Plan until such obligations are satisfied.

11.                               Effective Date.  This Plan, as amended and restated, shall be effective on May 23, 2017.

12.                               No Right to Continue as a Director.  Nothing contained in the Plan or any agreement hereunder will confer upon any participant in the Plan any right to continue to serve as a director of the Company or any right to receive compensation other than as fixed by the Board from time to time.

13.                               No Shareholder Rights Conferred.  Nothing contained in the Plan or any agreement hereunder will confer upon any participant in the Plan any rights of a common shareholder of the Company unless and until a Restricted Voting Share is validly issued to such participant in accordance with the terms hereof.

14.                               Termination, Amendment and Modification of Plan.  The Board may, at any time, without the approval of the holders of Company shares entitled to vote at a shareholders meeting, suspend, discontinue or amend the Plan.  However, the Board may not amend the Plan without the approval of the holders of a majority of shareholders who vote at a shareholder meeting to:

(a)                                 increase the number of Restricted Voting Shares reserved for issuance pursuant to the Plan;

(b)                                 expand the categories of individuals who are eligible to participate in the Plan;

(c)                                  remove or increase the limits on the number of Restricted Voting Shares issuable to any individual holder or to insiders as described under Section 4 above; or

(d)                                 amend the amendment provisions of the Plan;

unless the change to the Plan results from the application of the customary anti-dilution provisions of the Plan. Additionally, no suspension, discontinuance or amendment may be made by the Board in respect of previously issued Share Compensation Agreements that would adversely alter or impair those Share Compensation Agreements without the consent of the affected Non-Employee Director.  For greater certainty, the exercise by the Board of any discretion provided for in the Plan will not be considered to be an amendment to the Plan or a Share Compensation Agreement.  Any amendments to the Plan are also subject to the requirements of the Toronto Stock Exchange or other applicable regulatory bodies.

15.                               Code Section 409A.  The Plan and all awards granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Plan and all awards shall be administered, interpreted, and construed in a manner consistent with Section 409A or an exemption therefrom.  Should any provision of the Plan, any award hereunder, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the affected Non-Employee Director, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A.

16.                               Governing Law.  The Plan shall be construed, regulated, interpreted and administered according to the laws of the Province of Alberta, and the federal laws of Canada applicable therein.